UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

NEOPHOTONICS CORPORATION

(Exact name of Company as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Company’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

For the reasons previously disclosed in its Current Report on Form 8-K dated November 11, 2013) (the “Previous 8-K”), NeoPhotonics Corporation (the “Company”) has not timely filed with the Securities and Exchange Commission (the “SEC”) its quarterly report on Form 10-Q as of and for the three and nine months ended September 30, 2013 (the “Form 10-Q”), pending completion of certain adjustments to its consolidated financial statements on Forms 10-Q/A and 10-Q for each of the quarterly and year-to-date periods ended March 31, 2013 and June 30, 2013. The Company’s management and accounting staff have been working diligently to complete the necessary close of its accounting records as of September 30, 2013 and for the three and nine months then ended as well as complete the adjustments to the previous periods.

As a result of the delayed filing of its Form 10-Q, the Company disclosed in the Previous 8-K that it had notified the New York Stock Exchange (“NYSE”) on November 13, 2013 that the Company would not be in compliance with the continued listing requirements of the NYSE, and may be subject to certain suspension and delisting procedures as specified in Section 802.01E, “SEC Annual Report Timely Filing Criteria,” of the NYSE’s Listed Company Manual.

In connection with the foregoing matters, on or about December 2, 2013, the Company received a letter in the U.S. mail from the staff of NYSE Regulation, Inc. advising that, pursuant to Section 802.01E of the NYSE Listed Company Manual, the Company has been identified as a late filer as a result of its failure to file its Form 10-Q on a timely basis in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934. The letter notes that the Company will be posted to the late filers list on the Listing Standards Filing Status page on the NYSE website and an “LF” indicator will be appended to the Company’s trading symbol on the NYSE. The website posting and indicator will remain in effect until the Company is current with all reporting requirements with the SEC.

As previously disclosed in the Previous 8-K, the Company intends to file its Form 10-Q upon completion of the work and auditor reviews described in Item 4.02 of the Previous 8-K. Upon making such filing, the Company expects to again be in compliance with the continued listing requirements of the NYSE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2013	NEOPHOTONICS CORPORATION

	By:	/s/ Cal R. Hoagland
Cal R. Hoagland
Interim Chief Financial Officer